UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑                    Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to §240.14a-12
BJ Services Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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FAQs — BJ Services Employees
1.	Why is this good news for BJ Services?

Baker Hughes has a worldwide presence that will help accelerate BJ Services’ international growth. In addition, BJ Services will have access to Baker Hughes’ broad services platform, scale and reach. Together, we will be a clear leader in oilfield services and will be able to compete on integrated projects, which are becoming more common in the industry.

Baker Hughes is committed to growing our business. Being part of a larger, stronger organization will provide us with resources and opportunities that would not be available to BJ Services otherwise.

2.	Why does Baker Hughes want to merge with BJ Services?

Baker Hughes is committed to building out its portfolio to help customers extract more value from the reservoir. BJ Services’ businesses are highly complementary to Baker Hughes’ businesses and will make the combined company a clear leader in oilfield services. BJ’s pressure pumping business will be Baker Hughes’ largest product line, accounting for about 20% of the combined company’s revenues.

Baker Hughes will be able to cut costs by capturing consolidation benefits while maintaining the majority of BJ Services’ jobs. At the same time, the combined company will be able to grow revenues thanks to a more comprehensive services offering for integrated projects around the world.

Finally, the companies share similar corporate cultures and have a long history of partnering on projects. This combination will solidify that relationship.

3.	How will the companies be combined?

Please keep in mind that this combination was announced on August 31, which is only the first step in the process. Before the companies are combined, certain conditions, such as stockholder and regulatory approvals must be met. We expect the deal to close by the end of the calendar year. Until then, you will see no change and should continue to perform your duties as usual. This is important to make this transition as smooth as possible.

In the months leading to the close, both companies will work together to define the most effective way to combine our businesses. We are both committed to ensuring that, through this transition period, our customers see no deterioration in service quality. We count on your help in this respect.

4.	What will happen to employees benefits?

Once the deal closes, BJ Services employees who join Baker Hughes will be eligible for Baker Hughes’ benefit programs. Baker Hughes offers competitive benefits packages around the world. Employees will receive information about those as soon as practical.

5.	Will I get service credit for my time worked with BJ Services?

Subject to applicable laws, Baker Hughes intends to grant credit for past service with BJ Services when determining eligibility and vesting for the employee benefit plans offered by Baker Hughes in which BJ Services employees would be eligible to participate. This would include vacation, sick leave and other paid time off policies. Past service credit will not apply for benefit accruals or contributions under any Baker Hughes employee benefit plan.

Final decisions have not been made about the specific changes that will be made to each employee benefit plan or policy. However, in all cases, the applicable plan documents or policies will govern rather than this document. You will be notified about any plan amendments or policy changes that affect you.

6.	Will Baker Hughes’ or BJ Services’ employees be laid off as a result of the transaction?

Most employees of both companies will remain with the combined company. Until the deal closes, the companies will continue to operate independently.

7.	Will employees reporting structure change?

Until the deal closes, you will see no changes so please continue to report to the same people. Employees will be notified of any changes to their job functions or reporting structures as soon as practical.

8.	Will the recession and industry downturn have an impact on the merger?

We believe that this combination will help both companies emerge stronger as the market recovers. In addition, the combined company will be equipped with a more complete product and service offering for our customers, helping us to compete for future business as the industry recovers.

9.	What should I tell customers about what this deal means for them?

This deal is great news for customers of both companies. The combined company will have a more complete service offering that will better help them extract value from their reservoirs. Please assure customers that they can continue to count on you and BJ Services without interruption, and that we look forward to offering them more integrated services and a more global presence in the coming months.

10.	Can we talk to Baker Hughes management or employees?

Until the transaction closes, Baker Hughes and BJ Services must continue to operate as separate entities and must continue to compete in products and services where we currently compete. You should not contact Baker Hughes personnel regarding the merger. Any conversations about employment matters with Baker Hughes management will be arranged through BJ’s Human Resources Department until the transaction closes. However, you can continue to communicate with Baker Hughes about existing partnerships. Moreover, you can communicate with Baker Hughes in the ordinary course about new partnerships on an arms length basis in the same manner that you would have before the transaction was announced. Before entering into any new such partnerships, however, please consult with Legal.

11.	Where can I find more information?

Please review the materials at www.premieroilservices.com for more information. In addition, you will be receiving updates on the integration process in the coming months. Please be aware that we do not have all of the answers right now. A team from both companies is developing the integration plans and we will keep you informed throughout this process. In the meantime, if you have questions, please ask your manager.

12.	Will the merger affect BJ Services’ pension?

Once the merger has been finalized, all qualified benefits, including pension plans, will be reviewed in detail. After careful review, final decisions will be made and communicated. There are no definitive decisions to report at this time.

13.	A portion of every paycheck is set aside to participate in the Employee Stock Purchase Program (ESPP). Once the companies are combined, will this program be continued? If so, will the money be used for Baker Hughes stock; what or how will the purchase price of that stock be set for employees? If the program will not be continued, will the money be refunded as a lump sum?

All BJ Services employees recently received a communiqué regarding the FY 2010 ESPP. This information should answer these and many other questions. If you have not received this communication or have additional questions, please contact the BJ Services benefit department.

14.	I have friends who work at Baker Hughes. Is it okay to continue getting together with them socially? None of us are at a management level.

It is certainly okay to continue your personal relationships with Baker Hughes employees. Many BJ employees have good personal and business relationships with employees from Baker Hughes. We work in the same markets, for many of the same customers and in many cases have worked together with complementary product lines for many years.

It is important; however, that we avoid business-related conversations with Baker Hughes’ personnel. In particular, we need to avoid conversations regarding competitively-sensitive issues such as customers, strategic plans, upcoming bids and pricing, as these types of discussions may violate anti-trust laws.

15.	Is there any truth to the rumor that the BJ Services name will disappear after the merger and our corporation will be called Baker Pumping?

At this time no decisions or announcements about the name for any particular product line from BJ Services have been made.

16.	I have a five-year loan against my 401K that has two years to go before it’s paid off. What will happen with that and my BJ Services 401K after the merger?

After the close of the transaction, all qualified benefits will be reviewed in detail and decisions will be made after careful review. There are no definitive decisions to report at this time.

17.	I am very excited about the merger, and the opportunities it will bring. It is my understanding that Baker Hughes operates on a yearly cycle, and not anniversary dates for pay increases. What steps or considerations are being made in regards to pay-increase distributions?

All pay issues will be addressed as soon as administratively possible after the close of the transaction. No decisions have made on compensation related issues at this time.

Important Information
In connection with the proposed merger, Baker Hughes Incorporated (“Baker Hughes”) will file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that will include a joint proxy statement of Baker Hughes and BJ Services Company (“BJ Services”) that also will constitute a prospectus of Baker Hughes regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF BAKER HUGHES AND BJ SERVICES ARE URGED TO CAREFULLY READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION REGARDING BAKER HUGHES, BJ SERVICES AND THE PROPOSED TRANSACTION. A definitive joint proxy statement/prospectus will be sent to security holders of Baker Hughes and BJ Services seeking their approval of the proposed transaction. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when available) and other documents filed by Baker Hughes and BJ Services with the SEC at the SEC’s web site at www.sec.gov.
The joint proxy statement/prospectus and such other documents (relating to Baker Hughes) may also be obtained from Baker Hughes for free (when available) from Baker Hughes’ web site at www.bakerhughes.com/investor or by directing a request to: Baker Hughes Incorporated, 2929 Allen Parkway, Suite 2100, Houston, TX 77019, Attention: Corporate Secretary, or by phone at (713) 439-8600. The joint proxy statement/prospectus and such other documents (relating to BJ Services) may also be obtained from BJ Services for free (when available) from BJ Services’ web site at www.bjservices.com or by directing a request to: BJ Services Company, P.O. Box 4442, Houston, Texas 77210-4442, Attention: Investor Relations, or by phone at (713) 462-4239.
Baker Hughes, its directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from Baker Hughes’ stockholders in connection with the proposed transaction. Information regarding such persons and a description of their interests in the proposed transaction will be contained in the joint proxy statement/prospectus when it is filed with the SEC.
BJ Services, its directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from BJ Services’ stockholders in connection with the proposed transaction. Information regarding such persons and a description of their interests in the proposed transaction will be contained in the joint proxy statement/prospectus when it is filed with the SEC.
Except for the historical information set forth in this document, the matters discussed in this document are forward-looking statements that involve certain assumptions and known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Baker Hughes and BJ Services, including expected future financial and operating results, anticipated accretion to Baker Hughes’ earnings per share arising from the transaction, the expected amount and timing of cost savings and operating synergies, whether and when the transactions contemplated by the merger agreement will be consummated, the new combined company’s plans, market and other expectations, objectives, intentions and other statements that are not historical facts.
The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain regulatory approvals for the transaction and the approval of the merger agreement by the stockholders of both parties; the risk that the cost savings and any other synergies from the transaction may not be realized or take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the ability to successfully integrate the businesses; unexpected costs or unexpected liabilities that may arise from the transaction, whether or not consummated; the inability to retain key personnel; continuation or deterioration of current market conditions; future regulatory or legislative actions that could adversely affect the companies; and the business plans of the customers of the respective parties. Additional factors that may affect future results are contained in Baker Hughes’ and BJ Services’ filings with the SEC, which are available at the SEC’s web site www.sec.gov. Except as required by law, neither Baker Hughes nor BJ Services intends to update or revise statements contained in these materials based on new information, future events or otherwise.